Exhibit 99.1

Independent BancShares, Inc. Reports Fiscal Year 2008 Results

Ocala, FL, January 27, 2009 — For Immediate Release

Independent BancShares, Inc. (OTC Bulletin Board: IBFL), the parent company of Independent National Bank, announces 4th quarter 2008 and full year 2008 earnings.

Net loss for the fourth quarter (ended December 31, 2008) was $256,000, or $0.21 per basic and fully diluted share, compared to net earnings of $200,000, or $0.16 per basic and fully diluted share, for the fourth quarter of 2007.

Net loss for fiscal year 2008 was $752,000, or $0.61 per basic and fully diluted share, compared to net earnings of $755,000, or $0.62 per basic and fully diluted shares, for fiscal 2007.

Fiscal 2008 earnings were severely impacted by approximately $1.6 million in write-downs on problem loans, collection expenses, and expenses related to Other Real Estate Owned.

At December 31, 2008, the Company had $211 million in assets, $150 million in loans, and $179 million in deposits. At December 31, 2008, the Bank remains well capitalized, with a tier 1 capital ratio of 7.81%, compared to 7.94% at December 31, 2007. The Bank does not rely upon any brokered deposits and the loan to deposit ratio is 82.3%. The investment portfolio and loan portfolio contain no subprime mortgages.

Independent National Bank operates five full service branches in and around Ocala, Marion County, Florida.

Safe Harbor. This news release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on management’s current expectations and are subject to risks and uncertainties, which could cause actual results to differ materially from those described in the forward- looking statements. Among these risks are regional and national economic conditions, competitive and regulatory factors, legislative changes, interest rates, cost and availability of borrowed funds, our ability to sell mortgages in the secondary market, and housing sales and values. These risks and uncertainties are contained in the Company’s filings with the Securities and Exchange Commission, which are available via EDGAR. The Company assumes no obligation to update forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such forward-looking statements.

SOURCE: Independent BancShares, Inc.

CONTACT: Mark A. Imes, President, Independent BancShares, Inc. [IBFL] 352-622-2377